                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                WATER CHEF, INC.

--------------------------------------------------------------------------------

Water Chef, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Water Chef, Inc., by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the
Amended and Restated Certificate of Incorporation of said corporation:

     RESOLVED, that the Amended and Restated Certificate of Incorporation shall be amended by revising Article 4 to read in full as follows:

     4. The total authorized capital stock of the Corporation shall be fifty million (50,000,000) shares, each with a par value of $.001 per share, as follows:

          a. COMMON STOCK. The Corporation is authorized to issue forty million
     (40,000,000) shares of common stock.

          b. PREFERRED STOCK. The Corporation is further authorized to issue ten million (10,000,000) shares of preference stock to be known as "Preferred
     Stock". Authority is hereby expressly vested in the Board of Directors of the Corporation to divide said Preferred Stock into series and fix and determine the voting powers, designations, preferences and relative participating, optional or special rights and qualifications, limitations or restrictions of the shares of each series so established, as provided by
     Section 151 of the Delaware Corporation Law."

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and
written notice of the adoption of the amendment has been given as provided in
Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of
the State of Delaware.

IN WITNESS WHEREOF, said Water Chef, Inc. has caused this Certificate to be signed by C. Gus Grant, its President, and attested by August A. Perry, its
Secretary, this 2nd day of September, 1992.

                                             Water Chef, Inc.

                                             By: /s/ C. Gus Grant
                                                --------------------------------

ATTEST: /s/ August A. Perry
       ----------------------
       Secretary